As filed with the Securities and Exchange Commission on January 21, 2000

                                                           File No- 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                  ABATIX CORP.
             (Exact name of registrant as specified in its charter)

                     Delaware                                     75-1908110
           (State or other jurisdiction                        (I.R.S. employer
        of incorporation or organization)                    Identification No.)

                         8201 Eastpoint Drive, Suite 500
                               Dallas, Texas 75227
                            Telephone (214) 381-1146
                        (Address, including zip code, and
                           telephone number, including
                           area code, of registrant's
                          principal executive offices)

                                   Copies to:
      Frank J. Cinatl, IV                         Jim Schneider, Esq.
         Vice President                  Atlas, Pearlman, Trop & Borkson, P.A.
          Abatix Corp                              New River Center
8201 Eastpoint Drive, Suite 500          350 E. Las Olas Boulevard, Suite 1700
     Dallas, Texas 75227                   Fort Lauderdale, Florida 33301
        (214) 381-1146                             (954) 766-7858
(Name, address, including zip code, and telephone number, including area code of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
 Title of each class of                             Proposed maximum       Proposed maximum
    securities to be          Amount to be         offering price per     aggregate offering          Amount of
       registered              registered               unit (1)                 price            registration fee
 ----------------------       ------------         ------------------     ------------------      ----------------
      Common Stock               23,500                 $2.0315                 $47,740                  $14

(1) Pursuant to Rule 457(c) the proposed maximum aggregate offering price per unit was calculated based upon the average of the bid and ask price within 5 business days prior to the date of filing this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to section 8(a) may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITY HOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                   PROSPECTUS


                  Subject to completion, dated January 21, 2000


                                  ABATIX CORP.
                         8201 EASTPOINT DRIVE, SUITE 500
                               DALLAS, TEXAS 75227
                                                            (214) 381-1146

                          23,500 SHARES OF COMMON STOCK
                 Issued pursuant to the Asset Purchase Agreement
                             Of Keliher Hardware Co.

THE SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" REFERENCED ON PAGE 3 IN DETERMINING WHETHER TO PURCHASE THE ABATIX CORP. COMMON STOCK.

Abatix's common stock is quoted on the Nasdaq SmallCap Market under the symbol "ABIX."

On January 20, 2000, the last sale price of the common stock on the SmallCap tier of the Nasdaq was $2.0625 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is January 21, 2000.

                                Table of Contents
                                                                          PAGE
Summary                                                                    3
Risk Factors                                                               3
Use of Proceeds                                                            5
Sales by Selling Security Holders                                          5
Plan of Distribution                                                       6
Description of Securities                                                  7
Legal Matters                                                              8
Experts                                                                    8
Where To Find More Information                                             8
Indemnification                                                            9

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained, or incorporated by reference, in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information incorporated by reference or in this prospectus is current as of the date on the cover.

                                     SUMMARY

We market and distribute 30,000 personal protection and safety equipment and supplies, and construction tools to approximately 5,000 customers in the asbestos abatement, construction, industrial safety and hazardous materials industries. At December 31, 1999, we operated eight distribution centers in Texas, California, Arizona, Washington and Nevada. Approximately 41 percent of our products are sold to asbestos and lead abatement contractors, 21 percent to the industrial safety market, 19 percent to construction related firms and 19 percent to other firms, including hazardous material contractors and other distributors.

On January 20, 1999, we acquired substantially all of the assets of Keliher Hardware Co. In conjunction with the this acquisition, we issued an aggregate of 23,500 shares to the stockholders of Keliher.

                                  RISK FACTORS

WE FACE SUBSTANTIAL COMPETITION IN OUR INDUSTRY, WHICH AFFECTS OUR ABILITY TO BE PROFITABLE.

We primarily sell commodity products with no exclusive territory rights. The market for our products is highly competitive. Many of our competitors are significantly larger and have significantly more resources than Abatix. In addition, many smaller competitors are better equipped to react to trends in the local marketplace.

WE ARE SUBJECT TO DEVELOPMENTS IN THE COMMERCIAL REAL ESTATE INDUSTRY, AND ANY REDUCTION IN NEW OR RENOVATED COMMERCIAL REAL ESTATE CONSTRUCTION SUBSTANTIALLY AFFECTS OUR OPERATIONS.

We are dependent on the commercial real estate industry in the areas where we operate. As the general economy continues to expand and the need for new or renovated commercial real estate increases, there will be demand for our products. However, the real estate industry is cyclical. A slowdown or downturn in the in the general U.S. economy and/or the commercial real estate industry could have a material adverse effect on our growth and profitability and the trading price of our stock.

INCREASES IN THE PRICES OF PRODUCTS WE ACQUIRE AFFECT OUR PROFIT MARGINS AND OUR ABILITY TO REMAIN PROFITABLE.

At times, the price of products we purchase increase. It is possible these price increases will not be able to be passed on to our customers. In addition, approximately 15% of our purchases are petroleum-based products. Our ability to supply petroleum-based products could be significantly impacted by increases in oil prices and/or shortages in oil supply. Our product margins and profitability would be negatively impacted by any of these or similar events.

WE NEED TO KEEP UP TECHNOLOGICAL ADVANCES OR WE WILL NOT BE ABLE TO MAINTAIN PROFIT MARGINS OR COMPETE EFFECTIVELY WITH OTHER COMPANIES IN OUR INDUSTRY.

The implementation of technology is having and will continue to impact our business. The on-line ability of customers to check product availability, to order, to track orders, and to check pricing, along with other functions, will allow them to operate more efficiently. In addition, technology solutions will increase the productivity of distributors. We have plans to develop an e-commerce solution, however, our solution may not result in revenue gains or significantly lower costs to offset the initial and ongoing investments. In addition, we have many competitors with substantially more resources to develop technology solutions.

OUR OPERATIONS MAY SUFFER FROM COMPUTER PROBLEMS RELATING TO THE YEAR 2000.

To date we have not encountered any problems relating to the well-publicized Year 2000 issues and we do not anticipate any Year 2000 problems. However, there remain risks that not all Year 2000 issues have been discovered. For example, o The year 2000 is a leap year, which could cause problems for computer hardware and software. o We have not tested every computer program. When used, the computer program could mistake a two-digit year as "1900" instead of "2000."
o        There are no assurances our vendors'  systems are Year 2000  compliant.
         It is possible that manufacturing systems have delayed or stopped production and the vendor is currently supplying needs from their own stock, quickly depleting available inventory for future use.
o        There are no assurances our customers' systems are Year 2000 compliant.
         If our customers' production lines have slowed or quit, they will not have a need for our products which will severely limit our ability to maintain or grow revenues. In addition, an increase in the payment cycle from customers would significantly impact our cash flow and the collectibility of our accounts receivable.

WE RELY ON VARIOUS CAPITAL FACILITIES TO MAINTAIN GROWTH AND PROFITABILITY,  AND
ANY  INCREASES  IN  THE  COST  OF  CAPITAL  OR  THE   AVAILABILITY   OF  CAPITAL
SUBSTANTIALLY AFFECTS THE PROFITABILITY OF OUR OPERATIONS.

We are reliant on the availability of capital resources to fund our internal growth and to fund our seasonal growth in inventory and accounts receivables. We have credit lines established with a major bank. Although, this bank has accommodated our needs in the past, there is no assurance they will do so in the future. In addition, the interest rate on our credit lines is variable, tied to the prime rate. The prime rate has increased in the last several months. Future increases in the prime rate will negatively affect our profitability.

WE DEPEND ON KEY PERSONNEL WHO MAY NOT CONTINUE TO WORK FOR US.

We are substantially dependent on the continued services of our key personnel, including our chief executive officer and president, chief operations officer, chief financial officer, vice president of sales and marketing, and branch managers. Each of these individuals has acquired specialized knowledge and skills with respect to Abatix and its operations. As a result, if any of these individuals were to leave us, we could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any such successor obtains the necessary training and experience.

We will need to hire additional personnel in all areas. The competition for qualified personnel is intense. At times, we have experienced difficulties in hiring personnel with the right training or experience, particularly in sales and technical areas. If we do not succeed in attracting new personnel, or retaining and motivating existing personnel, our business will be adversely affected.

MARKET CHANGE MAY IMPACT OUR ABILITY TO SUSTAIN GROWTH LEVELS AND AFFECT OUR ABILITY TO BE PROFITABLE.

Because of the uncertain nature of the rapidly changing market, period-to-period comparisons of operating results are not likely to be meaningful. In addition, you should not rely on the results for any period as an indication of future performance. We currently expect our operating expenses will continue to increase as we expand our sales and marketing operations, continue to develop our e-commerce solution and acquire complementary businesses. If revenue growth levels do not meet our expectations, our financial results will be adversely affected.

OUR STOCK PRICE HAS HISTORICALLY BEEN VOLATILE, WHICH MAY MAKE IT MORE DIFFICULT FOR YOU TO RESELL SHARES WHEN YOU WANT AT PRICES YOU FIND ATTRACTIVE.

The trading price of our common stock has been and may continue to be subject to wide fluctuations on small volume. Our stock price may fluctuate in response to a number of events and factors, such as:
o        quarterly variations in operating results,
o announcements of technological innovations or new products by us or our competitors, o the operating and stock price performance of other companies that investors may deem comparable, and o news reports relating to trends in our markets.

In addition, the stock market in general has experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance.

OFFICERS AND DIRECTORS BENEFICIALLY OWN APPROXIMATELY 56% OF OUR STOCK; THEIR INTERESTS COULD CONFLICT WITH YOURS; SIGNIFICANT SALES OF STOCK HELD BY THEM COULD HAVE A NEGATIVE EFFECT ON ABATIX'S STOCK PRICE.

Abatix's directors and executive officers beneficially own approximately 56% of our outstanding common stock as of December 31, 1999. Terry W. Shaver individually owns 35% of our outstanding common stock. He is a member of our Board of Directors and is also the Chairman and CEO. Gary L. Cox individually owns 20% of our outstanding common stock. He is also a member of our Board of Directors and is the Executive Vice President and COO. As a result of their ownership and positions, our directors and executive officers collectively are able to significantly influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of Abatix. In addition, sales of significant amounts of shares held by Abatix's directors and executive officers, or the prospect of these sales, could adversely affect the market price of Abatix common stock.

                                 USE OF PROCEEDS

The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of the selling stockholders. Accordingly, we will not receive any proceeds from the sale of the shares by the selling stockholders.

                        SALES BY SELLING SECURITY HOLDERS

The selling stockholders own all of the common stock registered for sale pursuant to this prospectus. All of the shares offered hereby were acquired by the selling stockholders in connection with the purchase of the assets of Keliher. Such shares for each stockholder do not exceed one percent (1%) of our outstanding capitalization as of the date of this prospectus. None of the selling stockholders has a material relationship with us, except that certain selling stockholders are or will be non-officer employees of Abatix.

The following table sets forth certain information known to us with respect to beneficial ownership of Abatix's common stock as of January 17, 2000, by each selling stockholder. The following table assumes that the selling stockholders sell all of the shares. We are not able to determine the exact number of shares that actually will be sold.


NAME OF SELLING                NUMBER OF              SHARES TO          SHARES TO BE OWNED      PERCENTAGE TO BE
SECURITY HOLDER               SHARES OWNED            BE OFFERED           AFTER OFFERING      OWNED AFTER OFFERING
---------------               ------------            ----------           --------------      --------------------
John Keliher                      8,838                  8,838                     -                      -
George Keliher                    8,034                  8,034                     -                      -
Steve  Owen                       3,414                  3,414                     -                      -
Barbara Brodsky                   3,214                  3,214                     -                      -

                              PLAN OF DISTRIBUTION

Shares of common stock covered hereby may be offered and sold from time to time by the selling stockholders. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares being offered hereby: (i) on The SmallCap tier of the Nasdaq Market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price; or (ii) in private sales at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale or pursuant to Rule 144. The selling stockholders and any underwriter, dealer or agent who participate in the distribution of such shares may be deemed to be "underwriters" under the Securities Act, and any discount, commission or concession received by such persons might be deemed to be an underwriting discount or commission under the Securities Act.

Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders (and, if acting as agent for the purchaser of such shares, from such purchaser). The selling stockholders will pay usual and customary brokerage fees. Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions in the over-the-counter market, in negotiated transactions or by a combination of such methods of sale or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

We have advised the selling stockholders that the anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. The selling stockholders have advised us that during such time as the selling stockholders may be engaged in the attempt to sell shares registered hereunder, they will:
o not engage in any stabilization activity in connection with any of our securities;

o not bid for or purchase any of our securities or any rights to acquire our securities, or attempt to induce any person to purchase any of our securities or rights to acquire our securities other than as permitted under the Exchange Act;

o not effect any sale or distribution of the Shares until after the prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof; and

o effect all sales of Shares in broker's transactions through broker-dealers acting as agents, in transactions directly with market makers, or in privately negotiated transaction where no broker or other third party (other than the purchaser) is involved.

The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal.

In order to comply with the securities laws of certain states, if applicable, our common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the common stock may not be sold unless such shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have agreed to use our best efforts to maintain the effectiveness of this registration statement with respect to the shares of common stock offered hereunder by the selling stockholders until the sale of such shares. There can be no assurance the selling stockholders will sell all or any of the shares of common stock offered hereunder.

                            DESCRIPTION OF SECURITIES

We are currently authorized to issue up to 5,000,000 shares of Common Stock, par value $.001 per share, of which 1,711,148 shares were outstanding as of December 31, 1999. The Company is also authorized to issue up to 500,000 shares of Preferred Stock, par value $1.00 per share, none of which shares were outstanding as of the date of this Prospectus

COMMON STOCK

The shares of common stock are subject to the dividend rights of the holders of Preferred Stock, and would then be entitled to share, on a ratable basis, any dividends declared by the Board of Directors out of legally available funds. If the Company were liquidated or dissolved, our assets would first be used to satisfy debts to creditors and to satisfy the preferred stockholders. Any remaining assets would be divided, on a pro rata per share basis, among the holders of the common stock.

The holders of common stock are entitled to one vote per share. These holders do not have cumulative voting rights, which means the holders of more than 50% of the shares voting for the election of Directors can elect all of the Directors if they choose to do so, and, in such event, the holders of the remaining shares will not be able to elect any Directors. Our By-Laws require only a majority of the issued and outstanding shares of common stock be represented to constitute a quorum and to transact business at a stockholders meeting. The common stock has no preemptive, subscription or conversion rights and is not redeemable.

PREFERRED STOCK

Without any action of the stockholders, our Board of Directors my issue the Preferred Stock. Such resolutions may authorize the issuance of preferred stock in one or more series and may fix and determine dividend and liquidation preferences, voting rights, conversion privileges, redemption terms and other privileges and rights of the shares of each authorized series.

                                  LEGAL MATTERS

Legal matters in connection with the securities being offered will be passed upon for the Company by Atlas, Pearlman, Trap & Borkson, P.A., 350 East Las Olas Boulevard, Suite 1700, Fort Lauderdale, Florida 33496.

                                     EXPERTS

The consolidated financial statements and schedule of the Company as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon on the authority of said firm as experts in accounting and auditing.

                         WHERE TO FIND MORE INFORMATION

This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC. We file the annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the
Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You can obtain copies from the public reference room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549 upon payment of certain fees. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's internet site at http://www.sec.gov. Our common stock is quoted on the SmallCap tier of The Nasdaq Market. Reports, proxy and information statements and other information concerning Abatix Corp. may be inspected at The Nasdaq Stock Market at 1735 K Street, NW, Washington, D.C. 20006.

The SEC allows us to "incorporate by reference" certain of our publicly filed documents into this prospectus, which means that information included in these documents is considered part of this prospectus. Information we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling stockholders have sold all their shares.

The following documents filed with the SEC are incorporated by reference in this prospectus:

1. Our Annual  Report on Form 10-K for the year ended  December 31, 1998.
2. Our Quarterly  Report on Form 10-Q for the  quarter  ended  March 31,  1999.
3. Our Quarterly  Report on Form  10-Q for the  quarter  ended  June 30,  1999.
4. Our Quarterly  Report on Form 10-Q for the quarter ended  September 30, 1999.

5. Our Current Reports on Form 8-K, filed with the SEC on June 15, 1999 and June 16, 1999.

We will furnish without charge to you, on written request, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. You should direct any requests for documents to Frank Cinatl, Investor Relations, 8201 Eastpoint Drive, Suite 500, Dallas, Texas 75227, telephone: (214) 381-1146.

                                 INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The Registrant will bear no expenses in connection with any sale or other distribution by the selling stockholders of the shares being registered other than the expenses of preparation and distribution of this Registration Statement and the prospectus included in this Registration Statement. Such expenses are estimated to be:

SEC registration fee                                              $    100
Legal fees and expenses                                              1,000
Accounting fees and expenses                                         1,000
NASD listing fees                                                      100
Miscellaneous fees and expenses                                        750
                                                             ----------------
     Total                                                         $ 2,950
                                                             ================


Item 15. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any officer, director or other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. The Certificate of Incorporation and By-Laws of the Company require the Company to indemnity its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Item 16. Exhibits.

     Exhibit        Description
        2           Asset Purchase Agreement of Keliher Hardware Co. was filed with the Form 10-K for the year ended December 31, 1998.
        5           Opinion of Atlas, Pearlman, Trop & Borkson, P. A. relating to the issuance of shares of Common Stock pursuant to the
                    Asset Purchase Agreement of Keliher Hardware Co.
      23 (a)        Consent of Atlas, Pearlman, Trop & Borkson, P.A. included in the opinion filed as exhibit (5)hereto
      23 (b)        Independent Auditors' Consent
      27 (a)        Financial Data Schedules for 1998 was filed with the Form
                    10-K for the year ended December 31, 1998.
      27 (b)        Financial Data Schedules for quarter ended March 31, 1999
                    was filed with the Form 10-Q for the quarter ended March 31, 1999.
      27 (c)        Financial Data Schedules for quarter ended June 30, 1999 was filed with the Form 10-Q for the quarter ended June 30, 1999.
      27 (d)        Financial Data Schedules for quarter ended September 30,
                    1999 was filed with the Form 10-Q for the quarter ended
                    September 30, 1999.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offerings or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration statement or any material change to such information in the Registration Statement;
(b) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(d) That, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas and the State of Texas, on the 18th day of January, 2000.

                                       ABATIX CORP.


                                       By:      /S/ TERRY W SHAVER
                                       Terry W. Shaver Chairman of the Board,
                                       President and Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated

SIGNATURE               TITLE                                  DATE

/s/ Terry W. Shaver     Chairman of the Board, President and   January 21, 2000
----------------------- Principal Executive Officer
Terry W. Shaver

/s/ Gary L. Cox         Executive Vice President, Chief        January 21, 2000
----------------------- Operating Officer and Director
Gary L. Cox

/s/ Frank J. Cinatl, IV Vice President and Principal           January 21, 2000
----------------------- Financial and Accounting Officer and
Frank J. Cinatl, IV     Director

/s/ Lamont C. Laue      Director                               January 21, 2000
-----------------------
Lamont C. Laue

/s/ Donald N. Black     Director                               January 21, 2000
-----------------------
Donald N. Black